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Macy’s, Inc. Announces Leadership Change

Hal Lawton to leave the company, effective December 6, 2019

CINCINNATI--December 5, 2019-- Macy’s, Inc. (NYSE: M) today announced that Hal Lawton, president of the Macy’s brand business, has resigned, effective December 6, 2019.

“Hal has made significant contributions to the business over the past two years, including improving the Macy’s operational cadence. Hal also helped us build an excellent team and, with their leadership, I’m confident that Macy’s will continue strong execution through Holiday 2019 and beyond,” said Jeff Gennette, chairman and chief executive officer of Macy’s, Inc. “I thank Hal for his service and wish him and his family well on the next leg of their journey.”

Lawton joined Macy’s as president in September 2017.

About Macy's, Inc.

Macy’s, Inc. is one of the nation’s premier retailers, with fiscal 2018 sales of $24.971 billion and approximately 130,000 employees. The company operates approximately 680 department stores under the nameplates Macy’s and Bloomingdale’s, and approximately 190 specialty stores that include Bloomingdale’s The Outlet, Bluemercury, and Macy’s Backstage. Macy’s, Inc. operates stores in 43 states, the District of Columbia, Guam and Puerto Rico, as well as macys.com, bloomingdales.com and bluemercury.com. Bloomingdale’s stores in Dubai and Kuwait are operated by Al Tayer Group LLC under license agreements. Macy’s, Inc. has corporate headquarters in Cincinnati, Ohio, and New York, New York.

Contacts:
Media – Blair Rosenberg
646-429-6032
media@macys.com

Investors – Mike McGuire
513-579-7780
investors@macys.com